UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2017

__________________

ARCIMOTO, INC.

(Exact name of registrant as specified in its charter)

__________________

Oregon

(State or other jurisdiction of incorporation)

001-38213	26-1449404
(Commission File Number)	(IRS Employer Identification No.)

544 Blair Boulevard, Eugene, OR, 97402

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (541) 683-6293

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 28, 2017, Arcimoto, Inc. (the “Company”) announced in a press release that it had entered into an Industrial Lease with 2034 LLC (the “Landlord”) dated September 3, 2017. The Lease is for an approximately 30,000 square foot facility located in Eugene, Oregon (the “Facility”), which the Company plans to use primarily as a manufacturing plant for its SRK electric vehicles and for its new headquarters. The term of the Lease begins on October 1, 2017 and runs to March 31, 2021, subject to early termination as described below. The Lease is a net-net-net lease. Rent due to the Landlord is $12,500 per month, to be received free and clear of any and all charges in connection with the Facility including, but not limited to, all taxes, insurance premiums, maintenance charges and any other charges, costs and expenses in connection with the Facility.

The Landlord may terminate the Lease early (among other remedies) if the Company is in default under the Lease because the Company (i) vacates or abandons the Facility, (ii) fails to make timely payments (including rent payments) as required by the Lease, (iii) fails to observe or perform any of the covenants (generally subject to a 30-day cure period), or (iv) files for bankruptcy or undergoes certain other bankruptcy related events. The Company may terminate the Lease early (among other remedies) if the Landlord fails to perform the obligations required of the Landlord by the Lease (generally subject to a 30-day cure period).

The description of the Lease provided above is qualified in its entirety by the full and complete terms of the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the press release regarding the Lease is attached as Exhibit 99.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)       On September 28, 2017, the Company announced in a press release that it had appointed Terry L. Becker to the position of Chief Operating Officer of the Company, effective immediately. Mr. Becker also will continue to serve on the Company’s Board of Directors. Mr. Becker’s employment is at-will and is not subject to a written employment agreement at this time. However, the Company has agreed to compensate Mr. Becker $135,000 per year for his services as Chief Operating Officer of the Company.

In addition to his service on the Company’s Board of Directors since May 2015, Mr. Becker brings to the Company extensive engineering experience. From February 2014 to September 2017, Mr. Becker was Director of Engineering and Global Product Support at Peterson Pacific Corporation. Prior to that, from October 2012 to February 2014, Mr. Becker worked at the Company as its Engineering, Manufacturing and Operations Manager. From December 2008 to September 2012, Mr. Becker was the Deputy Director of Operations for an AeroTech segment of John Bean Technologies Corporation. Mr. Becker is also President and Chairman of the Board of TL Becker Corp. (or Oregon Pattern & Foundry), a non-ferrous foundry and rapid prototype/pattern making company, which he helped found in 2007. Mr. Becker holds an A.S. degree in engineering physics from Loma Linda University and a B.S.M.E. from Walla Walla University.

Mr. Becker is 57 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Becker had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release regarding Mr. Becker’s appointment as Chief Operating Officer is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Industrial Lease dated September 3, 2017 by and between Arcimoto, Inc. and 2034 LLC.

99.1	Press release dated September 28, 2017 announcing the Industrial Lease.

99.2	Press release dated September 28, 2017 announcing Mr. Becker’s appointment as Chief Operating Officer of Arcimoto, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCIMOTO, INC.

Date: October 4, 2017	/s/ Douglas M. Campoli
Douglas M. Campoli
Chief Financial Officer

4